Exhibit 10.2

Mr. Charles Gallagher

[Intentionally Omitted]

December 19, 2008

Dear Charles,

Reference is made to your Employment Agreement dated as of December 18, 2007 with Virgin Media Inc., as amended on June 3, 2008 (the “Agreement”).  Terms used but not defined in this letter shall have the meaning of such terms as defined in the Agreement.

The terms of the Agreement will remain in effect in all respects, except as follows:

•                  Term.  The expiration date of the Agreement shall be March 31, 2009.

•                  Base Salary.  Section 3(a) of the Agreement is hereby amended such that the Base Salary paid to you under the Agreement shall be £330,000, effective from April 1, 2008 and payable during the term of your employment.

•                  Bonus.  To reflect your increase in Base Salary, subject to the terms and conditions set forth in Section 3(b)(i) of the Agreement (including the achievement of the Initial Term Performance Conditions and Second Term Performance Conditions), you shall be entitled to earn a cash bonus of up to £108,750 at the expiration of the Initial Term and up to £123,750 at the expiration of the Second Term, determined in accordance with the terms of the Agreement (representing 75% of your Base Salary, on a pro rata basis). For the period of January 1 to March 31, 2009 (the “Extension Period”), you shall be entitled to receive a bonus not to exceed 75% of your Base Salary for that period subject to the achievement of performance conditions to be established by the Chief Executive Officer and the Compensation Committee; such payment, if any, shall be made as soon as practicable following: March 31, 2009, the execution and delivery to the Company of the general release of claims set forth in Section 6(g) of the Agreement, and the expiration of any applicable revocation period.

•                  Retention Payment.  (A) In consideration of you continuing to serve as Senior VP-Finance for the duration of the 2008 calendar year, so long as you have not terminated your employment on or before December 31, 2008, the Company shall pay you a retention payment (the “Retention Payment”) equal to six months of your Base Salary on December 31, 2008. (B) In the event that your employment is terminated by the Company, other than for Cause, prior to December 31, 2008, the Company shall make the Retention Payment to you as soon as practicable following the events described above, together with any other amount(s) due under Section 6(b) of the Agreement in connection with such termination.

•                  Medical Benefits.  Upon expiration of the employment term, the Company shall pay for the continued medical benefits for the Executive and his family under (and in accordance with the terms of) COBRA for six calendar months after the expiration date; provided, that the payment by the Company of the COBRA medical benefits pursuant to this sentence shall terminate when the Executive first obtains any subsequent employment or at the end of the six calendar month period. The Executive agrees to notify the Managing Director of HR promptly of such new employment.  Should the Executive not have secured employment by the end of the six month period, he is entitled to a further 12 calendar month period of COBRA at his own expense payable through the Company.

The Executive agrees that any change in his duties during the Extension Period shall not constitute a Constructive Termination Without Cause under the Agreement.  This letter shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by Law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).

Sincerely,

VIRGIN MEDIA INC.

By:	/s/Bryan H Hall
Name: Bryan H Hall
Title: Secretary and General Counsel

AGREED & ACCEPTED:

/s/ Charles Gallagher
Charles Gallagher